Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s first quarter 2007 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat, and again, welcome everyone to our first quarter call.

The Company had a good first quarter with revenue and net income growth in the 30% range over the first quarter 2006. This is especially positive given that first quarter 2006 revenue was up 44% over the first quarter 2005, which established a very strong comparable.

During the first quarter, we saw growth in all business units except Healthcare Market Guide, which fell far short of its fourth quarter 2006 performance. Net new sales continue to set records suggesting the market remains positively inclined to our portfolio of products.

Let me now turn the call back to Pat for a detailed review of our quarterly financial performance.

Pat:

Thanks, Mike.

Company revenue for the three months ended March 31, 2007, was $12.2 million, compared to $9.5 million during the same period in 2006, a 29% increase.

For the three months ended March 31, 2007, net income for the Company was $1.6 million or $0.23 per basic and diluted share, compared to $1.2 million or $0.18 per basic and diluted share for the same period in 2006. The net income margin for the first quarter 2007 was 13%.

Operating income for the quarter ending March 31st was $2.7 million or 22.4% of revenues, compared to 20% in the first quarter 2006.

During the first quarter 2007, direct expenses as a percentage of revenue were 45%, which is at the highest end of our model of 43 to 45%. For the year 2007, we believe that we’ll reduce direct expenses down slightly to end the year in the middle of our range at 44% of revenue.

During the first quarter 2007, selling, general and administrative costs represented 28% of revenue, compared to 32% in the first quarter 2006. Looking at 2007, we should see SG&A expenses being leveraged against higher revenue. For the year 2007, we may be outside our model of 23 to 25% with SG&A expense, but should be able to reduce it below what it is currently after the first couple of quarters of 2007.

The dollar expense of depreciation and amortization increased from $470,000 in 2006 to $627,000 in 2007 due to the acquisition of The Governance Institute, however, the expense as a percent of revenue remained constant at 5%. For 2007, we expect the annualized depreciation and amortization expense as a percentage of total revenue to be at the lower end of our model of 4.5 to 6% given continued revenue growth.

In 2007, we also expect continued lower interest income and higher interest expense than historical benchmarks due to the TGI acquisition. The increase in interest expense should be offset by TGI’s earnings.

Cash flow from operations for the first three months of 2007 was $4.4 million, compared to $1.2 million for the first three months of 2006. Cash flow was higher quarter-over-quarter due to the timing of billings, collections, and estimated tax payments. Cash and short-term investments as of March 31, 2007, were $2.4 million.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thank you, Pat.

From Pat’s comments, I’d like to point out that our increased revenue is beginning to provide for leverage of certain expenses, most notably SG&A, which we anticipate will continue. If so, it will bring us back in line with our historical performance of 25% operating income from which we fell short of in 2006.

Total Recurring Contract Value as of March 31, 2007, was $48.9 million. This increase in recurring contract value was again driven by net new sales. As mentioned, the marketplace is continuing to gravitate towards our unique product portfolio. This positive response is being seen not only among current clients increasing their scope of current projects and purchasing new products, but more and more new clients selecting NRC as well.

First quarter net new sales of $4.1 million were up 21% from the fourth quarter 2006 sales of $3.4 million, and have set another record for NRC. This record is particularly impressive given Healthcare Market Guide sales in the first quarter were only $271,000 compared to $679,000 in the fourth quarter 2006. In other words, net new sales for non-Healthcare Market Guide products grew from $2.7 million in the fourth quarter 2006 to $3.9 million this quarter.

While we are clearly pleased with this new sales record, I should remind you we do not expect, nor should you expect, the company to set new sales records quarter after quarter.

That said, in terms of sales associate head count, we currently stand at 41 and will be adding nine additional associates bringing the total for the company to 50.

Other material developments in the quarter have centered on expanding The Governance Institute’s offerings and applying their membership model to other NRC business units. TGI has expanded its number of member conferences in 2007, bringing the number from six major conferences in 2006, to nine this year. In addition, as suggested in our last earnings call, TGI, as well as our other business units, are moving forward with testing additional subscription-based membership programs. The membership model used by TGI, as well as The Corporate Executive Board Company and, closer to home in the healthcare space, The Advisory Board Company, is highly attractive to us and we are actively testing a number of programs that match this model. We are hopeful that several of these programs will pass the market acceptance testing and, if so, will be rolled out in 2007.

I would now like to open the call for your questions.

Operator:

Closing Statement.

Thank you for your time today. Pat and I looking forward to talking to you again next quarter.

6